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EXHIBIT 99

UNIVISION SAVINGS TAX ADVANTAGE RETIREMENT PLAN
EMPLOYER IDENTIFICATION NUMBER 95-4398884
PLAN NUMBER 002

AUDITED FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
AS OF DECEMBER 31, 2001 AND 2000

INDEX

Page
REPORTS OF INDEPENDENT AUDITORS	1
AUDITED FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits	3
Statement of Changes in Net Assets Available for Benefits	4
NOTES TO FINANCIAL STATEMENTS	5
SUPPLEMENTAL SCHEDULE:
H—Item 4i—Schedule of Assets (Held at End of Year)	8

Report of Independent Auditors

To the Univision Savings Tax Advantage
        Retirement Plan:

        We have audited the accompanying statement of net assets available for benefits of the Univision Savings Tax Advantage Retirement Plan as of December 31, 2001, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements for the year ended December 31, 2000, were audited by other auditors whose report dated June 22, 2001 expressed an unqualified opinion on those statements.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2001, and the changes in net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States.

        Our audit was performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2001, is presented for the purpose of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

New York, New York
June 24, 2002

This is a copy of the audit report previously issued by Arthur Andersen in connection with the Plan's filing on Form 11-K for the year ended December 31, 2000. This audit report has not been reissued by Arthur Andersen in connection with this filing on Form 11-K. See exhibit 23.2 for further discussion.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Univision Savings Tax Advantage Retirement Plan:

        We have audited the accompanying statements of net assets applicable to participants' equity of the Univision Savings Tax Advantage Retirement Plan (the "Plan") as of December 31, 2000 and 1999, and the related statement of changes in net assets applicable to participants' equity for the year ended December 31, 2000. These financial statements and the supplemental schedule referred to below and identified in the accompanying index are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements and the supplemental schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets applicable to participants' equity of the Plan as of December 31, 2000 and 1999, and the changes in its net assets applicable to participant's equity for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

        Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes as of December 31, 2000 as listed in the accompanying index is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Roseland, New Jersey
June 22, 2001

UNIVISION SAVINGS TAX ADVANTAGE RETIREMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2001	2000
ASSETS:
Investments, at fair value	$64,131,609	$59,521,521
Employer contribution receivable	166,966	143,783

NET ASSETS AVAILABLE FOR BENEFITS	$64,298,575	$59,665,304

See accompanying notes.

UNIVISION SAVINGS TAX ADVANTAGE RETIREMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2001

ADDITIONS:
Investment income (loss):
Net depreciation in fair value of investments	$(5,776,607)
Interest and dividends	1,170,587

(4,606,020)

Contributions:
Participant	7,658,789
Employer	5,669,176

13,327,965

Total additions	8,721,945

DEDUCTIONS:
Benefits paid directly to participants	4,088,674

Total deductions	4,088,674

Net increase	4,633,271
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	59,665,304

End of year	$64,298,575

See accompanying notes.

UNIVISION SAVINGS TAX ADVANTAGE RETIREMENT PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000

1. DESCRIPTION OF THE PLAN

        The following description of the Univision Savings Tax Advantage Retirement Plan (the "Plan") provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

General

        The Plan, which became effective January 1, 1989, is a cash or deferred arrangement type of plan within the meaning of Section 401(k) of the Internal Revenue Code, covering all eligible employees of Univision Communications Inc. (the "Company") who have completed one year of service and are 21 years of age or over, excluding those employees covered by a collective bargaining agreement that, after good faith negotiations regarding retirement benefits, does not specifically provide for benefits under the Plan. The Plan is administered by the Company and is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

Contributions

        The Plan allows participants to contribute up to a maximum of 15% of their annual earnings before taxes to the Plan. Under the Tax Reform Act of 1986, individual contributions for which taxes may be deferred were limited to $10,500 in 2001 and 2000. Discretionary matching contributions of up to a maximum of 6% of each employee's annual compensation under the Plan may be made by the Company. The Company matched 100% of the first 6% of eligible compensation that employees contributed to the Plan for 2001. Effective January 1, 2002, the Company will match 100% of the first 3% of eligible employee compensation.

Participant Accounts

        Each participant's account is credited with the participant's elective deferred contribution, the Company matching contribution (if it elects to make one) and an allocation based on the participant's proportional share of each individual fund's results. Contributions to the Plan may be allocated by the participants among sixteen mutual funds through Fidelity Management Trust Company ("Fidelity"), the Plan's custodian and trustee. Participants may also elect to allocate their contributions through Fidelity to the Univision Unitized Stock Fund.

Vesting

        The balance in each participant's account, including matching contributions, is fully vested at all times.

Participant Loans

        Participant loans may not exceed the lesser of $50,000 (subject to limitations) or 50% of the participant's account balance (less outstanding loan amounts) and are secured by the participant's account balance. Participant loans are being repaid over periods ranging from one to ten years. Interest is being charged at a rate of interest determined by the Plan Administrator based on the prevailing interest rate. Earnings from these loans are credited directly to the individual participant's account.

Payment of Benefits

        Benefits are payable upon the earlier of retirement, death, permanent disability, or termination. Participants will be paid the amounts to which they are entitled in one lump sum payment, or if elected by the participant, in periodic payments.

        Additionally, required minimum distributions are to begin by April 1 of the calendar year after the later of the calendar year in which the employee reaches age 70 1/2 or the calendar year in which the employee retires.

        In addition, participants may make withdrawals from their accounts for reason of financial hardship, as defined in the Plan document.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Basis of Accounting

        The accounting records of the Plan are maintained on the accrual basis. The Plan's investments are stated at fair value.

        Investment transactions are recorded on a trade date basis and gains and losses are calculated on an average cost basis. Dividends are recorded on the ex-dividend date.

Investments

        Investments are carried at fair value, which is based on each fund's net asset value, based on market quotes. Investment options may be changed by participants at anytime during the year.

        In general, investment securities are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near future.

Administrative Expenses

        Substantially all of the Plan's administrative expenses are paid by the Company. Early redemption fees are paid by individual participants and annual fund operating expenses are paid from fund assets.

3. INVESTMENTS

        The following presents investments that represent 5 percent or more of the Plan's net assets available for benefits:

	December 31,
	2001	2000
Fidelity Magellan Fund	$13,953,022	$15,253,757
Univison Unitized Stock Fund	10,290,977	8,243,799
Fidelity Blue Chip Fund	6,978,490	6,966,573
Fidelity Equity Income Fund	6,277,225	6,506,409
Fidelity Retirement Money Market Porfolio	4,490,343	3,141,433
Fidelity Balanced Fund	3,864,682	3,649,506
Janus Twenty Fund	3,455,308	3,635,470

        During 2001, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

Mutual funds	$(5,994,246)
Univision Unitized Stock Fund	217,639

$(5,776,607)

4. RELATED PARTY TRANSACTIONS

        Certain Plan investments are shares of mutual funds managed by Fidelity. Fidelity is the custodian and trustee as defined by the Plan and therefore, these transactions qualify as party-in-interest transactions which are subject to exemption.

5. PLAN TERMINATION

        Although the Company has not expressed any intent to do so, it has the right under the Plan to terminate the Plan, in whole or in part, at any time subject to the provisions of ERISA. In the event that such termination occurs, the Trustee, in accordance with the Plan document, will distribute the net assets of the Plan in a uniform and non-discretionary manner.

6. INCOME TAX STATUS

        The Plan has received a determination letter from the Internal Revenue Service dated September 22, 1999 stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the "Code") and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan administrator has indicated that it will take the necessary steps, if any, to maintain the Plan's qualified status.

SCHEDULE H

UNIVISION SAVINGS TAX ADVANTAGE RETIREMENT PLAN

ITEM 4i—SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001
EMPLOYER IDENTIFICATION NUMBER 95-4398884
PLAN NUMBER 002

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	(d) Current Value
*	Fidelity Management Trust Company	Fidelity Magellan Fund	$13,953,022
*	Fidelity Management Trust Company	Univision Unitized Stock Fund	10,290,977
*	Fidelity Management Trust Company	Fidelity Blue Chip Fund	6,978,490
*	Fidelity Management Trust Company	Fidelity Equity Income Fund	6,277,225
*	Fidelity Management Trust Company	Fidelity Retirement Money Market Portfolio	4,490,343
*	Fidelity Management Trust Company	Fidelity Balanced Fund	3,864,682
	Janus Capital	Janus Twenty Fund	3,455,308
*	Fidelity Management Trust Company	Fidelity Fund	2,561,201
*	Fidelity Management Trust Company	Fidelity Low Priced Stock Fund	1,765,656
*	Fidelity Management Trust Company	Fidelity Disciplined Equity Fund	1,740,986
*	Fidelity Management Trust Company	Fidelity Intermediate Bond Fund	1,666,262
*	Fidelity Management Trust Company	Fidelity OTC Portfolio	1,162,389
*	Fidelity Management Trust Company	Fidelity Diversified International Fund	832,831
*	Fidelity Management Trust Company	Fidelity Real Estate Investment Portfolio	767,124
	Miller, Anderson & Sherrerd, L.L.P.	MAS Value Fund	668,082
	PIMCO Advisors LP	PIMCO Cadence Capital Appreciation Fund	649,977
	Neuberger & Berman Management Incorporated	Neuberger & Berman Partners Trust	445,996
*	Participants' Loans	Loans to participants with maturities not to exceed 10 years at interest rates from 5.5% to 8%	2,561,058

		Total investments	$64,131,609

*
Represents a party-in-interest to the Plan.

        The "Cost" column is not applicable because all of the Plan's investment options are fully participant directed.

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  UNIVISION SAVINGS TAX ADVANTAGE RETIREMENT PLAN EMPLOYER IDENTIFICATION NUMBER 95-4398884 PLAN NUMBER 002 AUDITED FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2001 AND 2000